Exhibit (a)(8)

FORM OF STOCK APPRECIATION RIGHT AGREEMENT

(Change of Control – Double Trigger)

pursuant to the

FIRST ALBANY COMPANIES INC.

2001 LONG-TERM INCENTIVE PLAN

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Participant:

Grant Date:

Per Share Base Price:

Number of Shares underlying this Stock Appreciation Right:

* * * * *

THIS STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between First Albany Companies Inc., a New York corporation (the “Company”), and the Participant specified above, pursuant to the First Albany Companies Inc. 1999 Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the stock appreciation right provided for herein to the Participant (i) as an inducement to remain in the employment of, the Company and its Subsidiaries (collectively, “First Albany”), and (ii) as an incentive for increased effort during such service;

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.          Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time if such amendments are expressly intended to apply to the grant of the stock appreciation right hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto under the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.          Grant of Stock Appreciation Right. The Company hereby grants to the Participant, as of the Grant Date specified above, a stock appreciation right (this “Stock Appreciation Right”) entitling the Participant to receive an amount in cash, shares of Common Stock, or both, in the discretion of the Company, equal to the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise (up to a maximum of $10.00) over (ii) the Per Share Base Price specified above with respect to the aggregate number of shares of the Common Stock specified above (the “Shares”).

3.          Cash Payments Equivalent to Dividends. The Participant shall not be entitled to receive a cash payment in respect of the Shares underlying this Stock Appreciation Right on any dividend payment date for the Common Stock.

4.          Exercise of this Stock Appreciation Right.

4.1 Unless otherwise provided in Section 4.4 below or determined by the Committee, this Stock Appreciation Right shall become exercisable as follows, so long as the Participant is employed by the Company or any of its affiliates on such vesting date:

 with respect to 50% of the Shares on February 15, 2008; and with respect to the remaining 50% of the Shares on February 15, 2009.

4.2         Notwithstanding Section 4.1, this Stock Appreciation Right shall become exercisable with respect to 100% of the Shares upon the death, Disability or Retirement of the Participant.

4.3          Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this Stock Appreciation Right shall expire and shall no longer be exercisable after the expiration of ten years from the Date of Grant (the “Stock Appreciation Right Period”).

4.4         Intentionally left blank.

 5.            Change of Control. Notwithstanding Article 15 of the Plan, the following provisions shall apply to the Stock Appreciation Rights granted hereunder:

5.1          In the event of an Involuntary Termination Upon a Change of Control or a Resignation for Good Reason Upon a Change of Control, 100% of any unvested Stock Appreciation Rights subject to this grant shall immediately become fully vested and transferable as of the Participant’s date of termination.

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5.2          In the event the Participant’s employment is terminated in a manner described in Section 14.3 of the Plan, 100% of any unvested Stock Appreciation Rights subject to this grant shall immediately become fully vested and transferable as of the effective date of the Change of Control.

5.3          The following terms used in this Section 5 shall have the meanings set forth below:

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“Change in Control” shall mean the occurrence of one or more of the following events: (1) the acquisition, after the effective date of the Plan, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the shares of the Common Stock, or (b) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by any individual who, on the effective date of the Plan, beneficially owned 10% or more of the Common Stock, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, (iv) any acquisition by any corporation if, immediately following such acquisition, more than 70% of the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities;

(2) individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease thereafter for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents;

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(3) approval by the shareholders of the Company of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation more than 70% of the then outstanding Common Stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

(4) approval by the shareholders of the Company of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a Subsidiary, wholly-owned, directly or indirectly, by the Company; provided, however, that no event described in paragraphs (1) – (4) above shall be deemed to constitute a Change in Control if it occurs directly as a result of an issuance or sale of securities of the Company or a Subsidiary of the Company in a transaction a principal purpose of which is to raise capital for the Company or a Subsidiary of the Company.

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“Involuntary Termination Upon a Change of Control” shall mean the termination of the employment of the Participant by the Company without Cause at any time during the one-year period beginning on the effective date of a Change of Control. “Involuntary Termination Upon Change of Control” shall not include any termination of the Participant’s employment (a) for Cause; (b) as a result of the Participant’s Disability; (c) as a result of the Participant’s death; or (d) by the Participant for any reason.

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“Resignation for Good Reason Upon a Change of Control” shall occur upon the receipt by the Company of the Participant’s notice specified below, if any of the following “Events” occur without the Participant’s prior written consent during the one-year period beginning on the effective date of a Change of Control: (A) The substantial reduction of (1) the Participant’s aggregate base salary, (2) the Participant’s Incentive Pay Eligibility, or (3) the benefits for which the Participant was eligible, in each case, in effect immediately prior to a Change of Control; unless, however, in the case of subclause (3) only, such reduction is due to an across-the-board reduction applicable to all senior executives of the Company or any successor, and the benefits available to the Participant after such across-the-board reduction are no less favorable than those available to similarly-situated executives of the Company and such successor; or (B) The permanent relocation of the Participant’s primary workplace to a location more than thirty (30) miles away from the Participant’s workplace in effect immediately prior to a Change of Control;

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and within sixty (60) days after any such Event, the Participant provides written notice to the Company describing with reasonable specificity the Event and stating his/her intention to resign from employment due to such Event.

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“Cause” shall mean any one or more of the following: (i) the Participant’s willful failure or refusal (except due to Disability or a condition reasonably likely to be deemed a Disability with the passage of time) to perform substantially his/her duties on behalf of the Company for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (ii) the Participant’s conviction of, entry of a plea of guilty or nolo contendere to, or admission of guilt in connection with a felony; (iii) disloyalty, willful misconduct or breach of fiduciary duty by the Participant which causes material harm to the Company; or (iv) the Participant’s willful violation of any confidentiality, developments or non-competition agreement which causes material harm to the Company.

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“Disability” shall mean any physical or mental disability that renders the Participant unable to perform his/her essential job responsibilities for a cumulative period of 180 days in any twelve-month period, where such disability cannot be reasonably accommodated absent undue hardship.

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“Incentive Pay Eligibility” shall mean the aggregate amount of any cash compensation derived from any bonus, incentive, performance, profit-sharing or similar agreement, policy, plan or arrangement of the Company that the Participant is eligible to receive based upon the attainment of 100% target or quota with respect to any one year.

6.            Method of Exercise. This Stock Appreciation Right shall be exercised by the Participant by delivering to the Secretary of the Company or his designated agent on any business day (the “Exercise Date”) a written notice, in such manner and form as may be required by the Company, specifying the number of Shares with respect to which the Participant then desires to exercise the Stock Appreciation Right (the “Exercise Notice”).

7.            Termination of Employment.

7.1 Unless otherwise provided in Section 7.2 below or determined by the Committee, this Stock Appreciation Right shall terminate and be of no force or effect in accordance with and to the extent provided by the terms and provisions of Section 11 of the Plan. In any event, this Stock Appreciation Right shall terminate upon the expiration of the Stock Appreciation Right Period.

7.2 Intentionally left blank.

8.          Non-transferability. This Stock Appreciation Right, and any rights or interests therein, shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way

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at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. This Stock Appreciation Right shall not be pledged, encumbered or otherwise hypothecated in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate this Stock Appreciation Right, or the levy of any execution, attachment or similar legal process upon this Stock Appreciation Right, contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect. This Stock Appreciation Right shall be exercisable during the Participant’s lifetime only by the Participant.

9.           Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Board or the Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that no such modification or amendment shall materially adversely affect the rights of the Participant under this Stock Appreciation Right without the consent of the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.

10.        Notices. Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows.

 10.1 If such notice is to the Company, to the attention of the Secretary of First Albany Companies Inc., 677 Broadway, Albany, New York 12207 or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

10.2 If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

11.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

12.      Compliance with Laws. The issuance of this Stock Appreciation Right pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The

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Company shall not be obligated to issue this Stock Appreciation Right pursuant to this Agreement if any such issuance would violate any such requirements.

13.      Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

14.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

15.      Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

16.      Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

17.      Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his hand, all as of the Date of Grant specified above.

FIRST ALBANY COMPANIES INC.

By:	__________________________________

Name:_____________________________

Title: _____________________________

PARTICIPANT

By:	__________________________________

Name:_____________________________

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